EXHIBIT 99.1

April 22, 2003

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas

Reports 1st Quarter 2003 Results — Net Income up 72%

LAS VEGAS, April 22/PRNewswire/ — Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today reported 1st quarter net revenues of $33.9 million compared with $31.3 million in the year-earlier three-month period.  Income from operations in the 1st quarter grew to $5.8 million from $5.0 million in the prior year 1st quarter.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (1), increased to $8.7 million compared with $7.9 million in the year-earlier 1st quarter.  Net income for the 1st quarter was $2.6 million compared to $1.5 million in the year-earlier period.

Quarterly revenues increased due to a $1.3 million improvement in food and beverage revenues, a $0.9 million increase in casino revenues and a $0.7 million increase in lodging revenues.  These increases were offset partially by a $0.2 million decrease in retail revenues.

Quarterly EBITDA (1) also increased due to decreased marketing and entertainment expenses.  The decrease in marketing and entertainment expenditures was primarily related to the annual Howard Stern Live Broadcast which aired in February during 2002 being shifted to April in 2003.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly results stated, “I am pleased with our operating results with our table games drop up 4%, slot handle up 11% and average daily room rate up 13% in what has been a difficult market.”

There will be a conference call open to investors:

·                     Date:               Wednesday,  April 23, 2003

·                     Time:              2:00 P.M. Eastern Daylight Time

                                11:00 A.M. Pacific Daylight Time

                Dial:        888-273-9885 Domestic only

CONTACT:           Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

The press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in the Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.

 (in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue:
Casino	$14,249	$13,393
Lodging	7,359	6,613
Food and beverage	11,237	9,960
Retail	2,025	2,241
Other income	1,702	1,652
Gross revenues	36,572	33,859
Less: complimentaries	(2,690)	(2,543)
Net revenues	33,882	31,316

Costs and expenses:
Casino	8,738	7,812
Lodging	1,938	1,734
Food and beverage	5,830	5,030
Retail	915	1,009
Other	878	871
Marketing	1,081	1,939
Related party expenses	1,079	890
General and administrative	4,716	4,133
Depreciation and amortization	2,889	2,913
Pre-opening expense	12	—
Total costs and expenses	28,076	26,331

Income from operations	5,806	4,985

Interest income	(6)	(12)
Interest expense, net of amounts capitalized	3,265	3,387
Other expense, net	36	88
Income from operations	2,511	1,522

Income tax benefit	100	—

Net Income	$2,611	$1,522

Preferred stock dividends	1,400	1,306
Net Income applicable to common shareholders	$1,211	$216

BASIC AND DILUTED NET INCOME PER SHARE

Applicable to common shareholders	$15.93	$2.84

Weighted average number of common shares outstanding	76,023	76,023

Reconciliation of Income from Operations to EBITDA (1)

(in thousands)

(unaudited)

Income from operations	$5,806	$4,985
Depreciation and amortization	2,889	2,913
Earnings before interest, taxes, Depreciation and amortization (“EBITDA”) (1)	$8,695	$7,898

(1)  EBITDA consists of earnings before interest, taxes, depreciation and amortization.  EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

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